Exhibit 10.1
August 3, 2010
Sanjiv Khattri
405 Tarrytown Road, Suite 1562
White Plains, NY 10607
Dear Sanjiv:
I am pleased to offer you the position of Executive Vice President, Chief Financial Officer for Covanta Holding Corporation (the “Corporation”) reporting directly to our Chief Executive Officer Anthony Orlando effective August 16, 2010.
Base annual compensation for this position will be $425,000 subject to annual review beginning in 2011. In addition you will be eligible to participate in all compensation and benefit programs applicable to other senior managers of the Corporation as approved by the compensation committee. This will include the 2010 annual cash bonus program with bonus payments ranging from 0 to 200% of target based on specific individual and corporate performance criteria as recommended by the CEO and approved by the compensation committee. Your bonus target will be 75% of your base annual compensation. The bonus for 2010 will be adjusted by 50% to reflect a partial year of employment.
You will also be eligible to participate in all equity programs approved by the compensation committee. Currently these programs include the Long Term Incentive Plan (LTIP) as well as the Growth Equity Award Plan. Awards under the LTIP program as currently approved include annual grants of restricted stock that vest one third each year over three years. For senior officers such as you, the value of the annual restricted stock grant is typically in the range of one times base annual compensation. The actual award amount may be increased or reduced as recommended by the CEO and approved by the compensation committee. Awards under the Growth Equity Award Program as currently approved will be tied to completing transactions that create shareholder value. For example achieving “ground breaking” on development projects or closing acquisitions. All equity grants will be subject to the approval of the Board of Directors and the terms of the Corporation’s Equity Award Plan including non-competition, non-solicitation and confidentiality covenants.

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August 3, 2010
In addition to your annual compensation, you will receive on your first day of employment a restricted stock grant valued at $450,000 vesting one quarter each on March 17, 2011, March 17, 2012, March 17, 2013 and March 17, 2014 assuming successful completion of time vesting criteria as defined in the Covanta Holding Corporation Restricted Stock Award Agreement and upon acceptance of the non-competition, non-solicitation and confidentiality covenants.
For purposes of Section 8(b)(i) of the Severance Plan for Senior Officers (or any successor thereto), your target bonus will be used to calculate severance if you are terminated prior to January 1, 2013.
All equity holdings, including vested and unvested grants, are subject to the stock ownership guidelines for senior management. Current guideline for the Executive VP position is to hold stock valued at three times base salary with 5 years to accomplish that level.
At all times during your employment with the Corporation you will be (i) eligible to participate in all of Covanta Energy Corporation’s benefit programs, which include various life, health and accident insurance plans and savings plan, and (ii) covered by any Director and Officer Liability insurance program and the Severance Plan for Senior Officers (or any successor thereto). Additionally, you will be eligible to accrue four weeks of vacation per year. Relocation assistance will be provided in accordance with Covanta’s standard policy.
In accordance with our established policy, this offer is contingent upon approval of the compensation committee.
Please acknowledge acceptance of this offer by signing below and returning one copy to my attention. I would like to take this opportunity to wish you luck in your new position, and I am sure our relationship will be one of mutual benefit. Feel free to contact me should you have any questions.
Sincerely,
/s/ Timothy J. Simpson
Timothy J. Simpson
Executive Vice President, General Counsel
Accepted:

/s/ Sanjiv Khattri Name	August 4, 2010 Date
c: A. Orlando